Exhibit 99.2

Extreme Networks

Fiscal Fourth Quarter 2007 Revenue Results Conference Call

August 1, 2007, 5:00 p.m. EDT

Operator	Good afternoon ladies and gentlemen and welcome to the Extreme Networks 2007 Fourth Quarter and Fiscal Year End Conference Call.

At this time all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If you need assistance at any time during the conference, please press the * followed by the 0. As a reminder, this conference is being recorded Wednesday, August 1, 2007.

This afternoon, Extreme Networks issued a press release announcing the Company's financial results for the fourth quarter and fiscal 2007 year end. A copy of this release is available on the Company's website at extremenetworks.com. This call is being broadcast live over the internet and will be posted on the Extreme Networks Web site for replay shortly after the conclusion of the call.

The Company has asked me to remind you that this conference call contains forward-looking statements that involve risks and uncertainties, including statements regarding our expectations as to products, trends, and our performance. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. For factors that may affect our business and financial results, please refer to the Company's filings with the Securities and Exchange Commission, including without limitation, under the captions "Management Discussion and Analysis of Financial Condition" and "Results of Operations and Risk Factors," which is on file with the Securities and Exchange Commission at www.sec.gov.

The Company undertakes no obligation to update the forward-looking information in this conference call. Throughout this conference call, the Company will reference both GAAP and non-GAAP financial results. The Company has provided a reconciliation table of GAAP to non-GAAP information in the tables that accompany the press release and on its website. Please go to the Investor Relations section of the Company's Web site at www.extremenetworks.com. In addition, all announced results are preliminary and may be subject to change when the review of the fiscal year is concluded and/or a 10-K is filed for the fiscal year.

I would now like to turn the call over to Mark Canepa, President and CEO of Extreme Networks. Please go ahead, sir.

Mark Canepa:	Thanks Operator, and thank you all for joining us today. I plan to discuss some of the highlights of the quarter and point out the areas where we continue to make real progress as well as some of the areas where we still have work to do. Then I'll turn the call over to Karen for more specifics on the financials.

First, I want to start by thanking Alicia, Mike, and Karen for leading the team that accomplished the enormous effort to complete the filings and bring the Company back into compliance with the various regulatory bodies. The whole process took nine and a half months, which is on the fast end of the time it typically has taken companies to make it through this process. For the first time in my tenure as CEO, I can speak to you with the ability to share full financials.

This was a good quarter, better I think than was fully captured in the financials. Top line revenue was the highest it's been in six quarters and was up both sequentially and year over year. In particular, product revenues were up nearly 8% year over year for the quarter and showed an increase of nearly 4% sequentially. As important, revenue for each quarter in fiscal '07 was higher than that of Q4 fiscal '06. So we are moving things in the right direction.

I believe in fiscal '07 we have established a revenue baseline from which we can begin to grow the Company. It was also the first time since Q1 fiscal '06 that we have delivered year over year revenue growth. I'm especially pleased to note that the Americas finished the fiscal year with a positive quarter of 17% year over year growth. Eileen and the Americas Regional Directors have made solid progress in developing a better sales pipeline and converting it into revenue, including several large deals.

In addition, with the strong leadership and under the guidance of Helmut Wilke, our new Senior Vice President of Worldwide Sales who joined us in the spring, we've given our sales force the support that has started to make a difference. I congratulate our team on their efforts.

As the results show, our new products are being very well received. Shipments of our ExtremeXOS based products were in excess of 60% of bookings this quarter. With the availability of ExtremeXOS 12.0 and the X250 platform we now have an entire Edge to Core product line available on a single, modern, and reliable operating system. We're very happy to see these positive signs. I thank the team for their hard work to get us to this important milestone.

Book-to-bill was above one for the quarter. We were not able to catch up with the demand generated by some of our newer products, particularly the strength of the demand we're experiencing for the Summit products. Demands for the X450s has continued to outpace supply and the new X250 in its first quarter of deployment had record shipment for any product in any initial quarter in Extreme's history.

In addition, 10 gigabyte port bookings were healthy and increased sequentially again this quarter, as did bookings for PoE ports. Due to the convergence trend being central to the enterprise business strategy, we saw a 60% increase of PoE ports quarter over quarter with convergence continuing to drive demand and more PoE network devices coming to market every day, we do not see that trend slowing down in the foreseeable future.

Service revenues were down a bit, which was expected. As the mix continues to shift towards more XOS-based products we've anticipated a dip in services revenues, which occurred this quarter. Over time, we expect professional and educational services to become more integral to the Company's financial success. To this extent, I have asked Mike Seaton, formerly our Vice President of Global Partners and Sales Operations, to assume the role of Vice President responsible for our support, professional services, and educational services organization. Mike has both significant sales experience, as well as past service and support experience. I will be working closely with Mike and Helmut to bring revenue growth to our services business. We need to get that business right and complete the transition from services support to a true revenue growth center.

In general, as we strive to become more solutions oriented, I believe that services, especially professional and educational services, will need to become a more important part of our strategy, and overall a larger part of our revenue stream.

For the quarter, EMEA and Asia Pacific were down by comparison to Q3. We're coming off a number of very robust quarters in those geographies. Our success in these regions has been with regional service providers, and that business tends to be lumpier by nature because of the types of deals and their size. Overall, we've been experiencing good growth in those markets and I won't be satisfied until we return to consistent growth in all of our geographies.

Turning to gross margins, non-GAAP gross margins remained good for both products and services as we maintain strong discipline over our supply chain and as we continue the shift towards newer, higher margin products, and we achieve these numbers without benefit from our transition of the BD8800 product line from North American manufacturing to Asian manufacturing. The new cost reduction design is progressing well and we should see results of these efforts later in the current fiscal year.

On expenses: with Karen on board, we spent considerable effort this quarter reassessing our operating structure to find areas where we could quickly and easily take some expenses out of the run rate of the Company. To that extent, we completed a workforce reduction at the end of Q4. I'm pleased to see that we were able to drive our headcount from 880 people to 825 people sequentially. While we intentionally put our headcount in a position to do some critical skill backfilling, we intend to continue to manage this metric aggressively.

Areas where we still have some work to do: discounts were a little higher this quarter due to the mix of larger, more competitive deals and some operations costs were higher this quarter in our excess and obsolete inventory costs. Continuing to manage the healthy margins will be an area of ongoing focus.

Let's now look at the business by market segments. In higher education, we focused on converged networks for distributed campus environments. They require secure, reliable access for diverse users. They also need methods to enforce policy.

Some of our recent wins included Michigan State, Mississippi State, and West Georgia universities. Also, community college wins included Iowa Valley and Oakland County, Michigan. Lastly, we won business at large K through 12 school districts throughout the U.S. Examples are the Inver Grove, Grant, Antelope Valley, and Clark County School Districts.

Healthcare: Extreme is well suited for hospitals and clinical facilities, where extensive network needs are driven by diverse applications such as PACS, wireless equipment, and electronic patient records. One of our key wins was with Chelsea and Westminster National Health Service in the UK. We also continued a build-out of 40 separate hospital sites with Nuffield in the UK and various clinics and hospitals here in the U.S.

In Telco service provider arena, Extreme is a cost effective choice for high performance metro networks. We added new accounts, highlighted by Guangdong Mobile of China. We continue to sell to T2 of Slovenia, which supports a large and growing residential network for triple play services. Locally, we continue to work with Yipes Enterprise Services, which delivers transparent land services over Ethernet.

In the government space, we continue to see traction with our secure and reliable solutions. The U.S. Pentagon renewed its support contract as part of its wedge renovation project. The Supreme Court of Costa Rica represented a key win in South America. Other key enterprise accounts were added during the quarter, highlighted with new accounts within the manufacturing and energy sectors. Thompson Machinery Corporation, an equipment manufacturer based in Tennessee, selected a combination of Extreme Networks in Avaya for its new converged network.

Extreme also won the network for SK Corporation, the largest energy and petrochemical company in Korea. And lastly, within the financial services space, Extreme Networks added a significant customer during the quarter, the Citadel Investment Group of Chicago, where our solution is an ideal fit for their mission critical requirements.

To net out this past year, during FY06 we were reporting substantive sequential and year over year revenue declines. During FY07 we established a revenue baseline and as we exit FY07, were able to show real, year over year revenue growth (fourth quarter FY07 compared to fourth quarter FY06).

With that, I'd like to turn it over to Karen. She will speak in more detail about our financial results.

Karen?

Karen Rogge:	Thanks, Mark. I'm going to briefly review our results for the quarter and give you some color on what's behind the financials.

Revenue for the quarter was $87.1 million, which is up 2.3% sequentially and 5.6% year over year. As Mark noted, this is our best revenue performance in six quarters. Perhaps the best measure of how we did during the quarter is to isolate product revenues, which increased 3.3% sequentially and 7.6% year over year to $71.9 million.

Service revenues were down slightly, both sequentially and year over year to $15.2 million, consistent with our expectations. Mark noted in his remarks that we look for professional and educational services to become a more integral part of the Company's financial success over time. In the short term, we expect product revenues to grow as a percent of total revenues as our new products gain more traction in the marketplace. Our product book-to-bill was above one. The increase in backlog stems from timing of orders received during the quarter and demand for our newer products ramping stronger than we had anticipated, resulting in supply constraints.

The ratio of enterprise to service provider sales was 82% and 18%, respectively. Over the past year, the ratio was a consistent 76% enterprise and 24% service provider. The current quarter's enterprise to service provider shift was due to a shift in the geographic mix of revenue with a larger percentage of the business in the U.S., which has a higher mix of enterprise sales and a smaller percentage of the business in the EMEA region, which historically has had a higher mix of service provider sales.

Bookings of our XOS space products continued to increase as a percent of our total revenues. Sales of XOS products grew to an excess of 60% of product bookings, up sharply from Q3 of 50%. We introduced our Summit X250 family of products in the current quarter and continued our expansion of the XOS operating system to our edge products.

Bookings of our Summit X250 family of products were very strong in their first quarter of shipments. With the strength of some of the newer Summit products, shipments of our stackable products represented 61% of product revenues during the quarter, and modular products represented 39%. New bookings of PoE ports increased sequentially and grew above 30% of total ports booked, up from 24% in the prior quarter. We expect PoE ports to continue to grow based on demand for IP telephony and wireless. This quarter bookings of our Avaya channels were again in excess of 10% of total product bookings.

Looking at revenues on a geographic basis, U.S. revenues were up 16.6% year over year and 32.4% sequentially to $40.8 million, due to increased customer demands on our new products and delivering on several large deals in the quarter. EMEA which includes our European operations, the Middle East, and Africa, revenues were $33.4 million during the quarter, which is down 2.1% from the prior quarter and up 12% compared to the year ago quarter. Revenue in Asia Pacific, not including Japan, was $9.2 million, compared to $10.7 million in the year ago quarter. During the quarter, revenue in Japan was $3 million. That compares to $6.4 million in the year ago quarter and $5.6 million in Q3.

Revenues in other geographies, primarily North America outside of the U.S., was $0.7 million in Q4, $0.9 million in the prior quarter, and $0.6 million in the year ago quarter. Note that going forward, we have internally combined our Asia Pacific and Japan regions and will no longer break out Japan as a separate geography.

Now I'd like to comment on trends affecting our gross margins which I'll be discussing, excluding the effect of stock based compensation. Non-GAAP gross margins were strong for both product and services as we maintain discipline over our supply chain and continue the shift to new higher margin products.

Total non-GAAP gross margin as a percent of sales was 55%. The prior quarter was a very robust quarter in terms of margin as a percent of revenue. The Q4 results included competitive pricing on large deals, historical levels of excess and obsolescence, overhead absorption, and increased distribution costs. Our non-GAAP gross margin as a percent of revenue increased 170 basis points from the year ago quarter of 53.3%.

Product gross margins were 56.6%, which compares to 54.3% in the year ago quarter and 58.4% sequentially. Service gross margins were 47.8%, down from 48.2% in the prior quarter and 48.8% in the year ago quarter.

Turning to operating expenses, our non-GAAP operating expenses, which exclude stock based compensation, loss associated with the stock options investigation and restructuring charges, were $49.3 million. Excluding litigation charges, non-GAAP operating expenses declined $3 million year over year. We expect our ongoing operating expenses to vary somewhat quarter to quarter based on business drivers such as revenue seasonality driving the timing of sales commissions, product development cycles driving the timing of prototype material charges, and other such events. That said, we expect our operating expenses excluding litigation and stock based compensation, to be in the $45 million to $48 million quarterly range for FY08.

Sales and marketing expenses at $25.5 million trended up slightly in the quarter due to commissions on higher revenue. For the year, sales and marketing expenses were $99.9 million, an increase of $4.2 million from the prior year. R&D trended down sequentially for the quarter at $17 million, as investments associated with the introduction of our latest generation of products and initiating our next generation of products have been completed. For the year, R&D was $65.3 million, an increase of $5.3 million or 8.8% from the prior year. G&A was $6.7 million for the quarter, which includes litigation charges of $1.3 million. We expect to incur higher than normal legal fees related to intellectual property litigation over the next several quarters.

Upon completion of our workforce reduction a few weeks back, we have reduced our regular headcount from 880 to 825 people during the course of the year. Other income was $2.2 million and primarily includes interest on our investment portfolio.

Non-GAAP net income was $0.3 million or less than $0.01 per diluted share. This excludes $5.4 million in stock based compensation and other adjustments. The total shares used to calculate non-GAAP diluted earnings per share were 115.2 million.

GAAP net loss for the quarter was $5 million or $0.04 per diluted share. This includes $1.2 million in stock based compensation charges, $1.3 million in costs associated with our stock option investigation, and $2.9 million in restructuring charges. We continue to look for opportunities to better align our cost structure, and during the quarter we announced a restructuring related to the closure of facility and a reduction of positions across several functional areas following a review of our ongoing expense requirements.

Now moving on to the balance sheet: the total of cash, cash equivalents, and investments were $215.9 million, an increase of $1.2 million compared to the end of Q3. During Q4, we generated cash flow from operations of $2.1 million. Accounts receivable ended the quarter down slightly at $23.1 million, as compared to $25.1 million at the end of Q3. DSOs declined sequentially and at quarter end, stood at 24 days, compared to 27 days at the end of Q3.

Total inventory for Q4 was $25.3 million, up $3 million from the last quarter. Inventory turns were at seven for the quarter and in line with the March results. Total deferred revenue was $42.4 million, down slightly from $42.7 million in Q3. Accounts payable was $21.3 million, up from $19.2 million in Q3 and capex was at $900,000 in the quarter.

Given our limited visibility, with roughly half of our business done in the last month of the quarter, we will continue our pattern of not providing specific guidance for the time being.

With that, let me turn the call back over to Mark.

Mark Canepa:	Thanks, Karen. As you can see from Karen's remarks we have a good understanding of where we're doing well and where we need to focus our attention.

With that, I would like to open the call up for the Q&A section.

Operator:	Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question please press the * followed by the 1 on your touchtone phone. If you would like to withdraw your question, press the * followed by the 2. Today we ask that you please limit your questions to one question. If you are using speaker equipment you will need to lift the handset before making your selection. Again, please limit your questions to one question.

One moment please for our first question.

Our first question comes from Samuel Wilson with JMP Securities. Please go ahead.

Samuel Wilson:	Good afternoon. Two questions for you real quick. Discounting you said was up a little bit in the quarter. Was that driven more on a specific deal or did you see that competitors were more aggressive on pricing? What was sort of the root cause of the increase in discounting and can you give us a sense, you did a headcount reduction, can you give a sense in what areas in the company you reduced headcount in? Thank you.

Mark Canepa:	Alright, thanks Sam. There were a couple of things that contributed to the discounting. One is it's Q4. Second is the Americas came through with some larger deals and those tend to be fought on a little wider competitive basis. In general we use discounting selectively. We review the prices on a regular basis. We make sure we want to stay competitive from a list price point of view. But then when we're out there, we tend to not lose a deal based on price. We usually win well. We score well based on technology and then we go win the deal, and between the fact that it was Q4 and the fact that there were some larger deals, the discounts were just a little bit above what we would have normally seen in a quarter.

And in terms of your headcount question, it was in a number of different areas. We looked at pretty much every function of the Company and we found where we were able to operate with fewer headcount. In general, we worked really hard not to take them out of front line positions and so we looked at a lot of our back office. Where could we improve productivity, where we could streamline our processes, and that's where we aimed our headcount reduction.

Samuel Wilson:	Thank you.

Mark Canepa:	Take care, Sam.

Operator:	Thank you. Our next question comes from Tim Long with Banc of America Securities. Please go ahead.

Jess Lubert:	Good afternoon. This is Jess Lubert dialing in for Tim. I also have a couple questions. Just first on the product and the service margin -- were the improvements there driven more by new products or was it supply or sales of more higher end services and then I guess going forward, obviously very nice result in the Americas. Is that sustainable and how are bookings in Europe heading into this seasonally slower summer months and then just lastly, did you see any impact from the Avaya buyout agreement and what do you expect from the Avaya channel going forward?

Mark Canepa:	Sure. Alright, there were a bunch of questions there, so --

Jess Lubert:	Sorry.

Mark Canepa:	I think the first one you asked was related to gross margin. In general, our new products, they're young and therefore they tend to go out there with pretty good margins because they're designed to be very cost effective. They tend to be more reliable and so overall the cost to support them tends to be a little bit better. At the same time, we know that and so the price for the support tends to be priced appropriately also. So that kind of is a whole set of variables that we've been talking about over the last year, about why in the last few quarters our product revenues have been growing a little faster than our services revenues, because most of them were maintenance numbers.

In terms of Europe, we expect to see the typical European Q1, where they tend to be here for the month of July. They tend to be gone for the month of August, and then they tend to come back for the month of September. In general, we don't expect it to be anything different than our typical Q1 European seasonality. It's still pretty early to tell exactly whether this year is going to be just like the other years past but we don't suspect it to be terribly different than any other Q1s.

And as Karen mentioned, our linearity roughly continues to be 25, 25, 50 so it's still pretty early with just four weeks under our belt to kind of figure out what's going on.

In terms of your question on Avaya, right now our relationship with Avaya continues. We have discussions with them just as we have been at all levels of the organization. We continue to plan joint strategies, joint tours, joint marketing activities, joint collateral, so all of that continues unabated. We have not noticed any material difference in our interaction with Avaya or their interest and excitement about working with Extreme pre or post them going private. So we feel very good. I think their strategy if anything will be better honed. I think the complimentary nature of our product lines and our joint objectives will continue to get reinforced so I feel pretty good about the way things are going with Avaya.

Jess Lubert:	Just one follow up. Is it fair to think as the new products ramp that the gross margin can move back towards last quarter's levels and beyond through 2008?

Mark Canepa:	Last quarter was a particularly good quarter. When we were doing the call we did not have the benefit of sharing the financials with you and so there was only so much that we could say to talk about the details. We had very little E&O in a number of different things. Over time, we're working really hard on gross margins. I mentioned the fact of the 8800. It's still being manufactured here in North America so we still will see the upside as we drive that product into Asia. Beyond that, between Karen and I, we have a solid grip and look at all of the elements that go into driving the gross margin, from discount management to really well explaining our value proposition, to working the supply chain, to making sure new products get designed with the right cost structure in mind. There's about five or six different variables there. We're planning on managing them all pretty tightly.

Jess Lubert:	Does opex include litigation expense, the opex guidance?

Mark Canepa:	Karen, do you want to --?

Karen Rogge:	From the opex guidance that we gave you, it excludes litigation expense.

Jess Lubert:	Okay, thank you.

Operator:	Thank you. Our next question comes from Subu Subrahmanyan, Please go ahead.

Subu Subrahmanyan:	Thank you. I had a follow up question on operating expense and one on seasonality. On operating expense, you mentioned a range. Can you just talk about what are some of the factors that will impact the range and, given the headcount reduction you've done right now, should we start out at the lower end of the range and ramp to the higher level through the course of the year? The second question on seasonality, not just in Europe but just kind of, just going out of fourth quarter would be your first quarter, do you expect the pattern through the year to be similar to '07, where we saw some sequential growth through the course of the year and what are you thinking about overall annual growth opportunity for fiscal '08?

Karen Rogge:	Let me address the first question related to operating expense and then Mark can comment on the growth that we're looking at. In terms of operating expense, the guidance that we gave you is that we were trying to give you some guidance as we just went through our restructuring to help you take a look at what we might be seeing for operating expense during the coming year and it's affected by a number of drivers within that range. That being things like the timing of our revenue which drives the sales commissions part of it, things like the timing of our product development in various phases that drives material charges. So we've tried to hone in and give you a sense that that would range between 45 to 48 million per quarter over the year, without commenting on any specific quarter. And as we said before in terms of guidance, we're not giving guidance on revenue or margins or net profit for the year, so we try to give you a sense into the overall health that we see of the business.

Mark, do you have anything you wanted to add to that?

Mark Canepa:	On the opex, I think Karen is correct. In general, if you go look, the summer quarter tends to be a little bit on the lighter side. If you go look at when the bookings come in, people on average tend to take more vacation, and therefore the way vacations get accrued -- so there's a number of variables that kind of come in so it's really difficult to sit here and kind of quantify it on a quarter by quarter basis. But in general, there is a seasonality and if you go back in our past history, I don't see any reason why under broad brush terms the seasonality for fiscal '08 would be significantly different than the seasonality that we've experienced in a number of the other fiscal years that we've had with the Company.

There was a third part to your question?

Subu Subrahmanyan:	Just annual revenue market growth opportunity, kind of what you're looking at and I understand you're not obviously giving specific guidance and there are underlying factors which can influence yours differently from the overall market but just market growth opportunity you're looking at.

Mark Canepa:	Clearly we're here to grow the Company. We're not providing guidance -- not because we don't want to -- I want to make sure we get ourselves established with a track record and a baseline of operations here. Clearly we are doing everything we can to establish ourselves growing the Company faster than the market growth and that's kind of the internal, what we all drive to. The question is exactly when we would be doing that. Year over year 6% growth this quarter was established that we can grow the Company.

Karen Rogge:	So in general I think we're just keeping with our history and not providing guidance going forward given the nature of our business at this point.

Operator, we're ready to take one more question.

Operator:	Thank you.

Karen Rogge:	The final question for the call.

Operator:	Our next question comes from Long Jiang with UBS. Please go ahead.

Long Jiang:	Hi. I just have a question about inventory and the linearity of your revenues for the quarter. You said during the call that you experienced some supply constraints due to some strong demands and yet your inventory at the end of the quarter grew quite meaningfully sequentially and your inventory turnover declined so can you just clarify why inventory turnover declined sequentially over the quarter? And another question is given the fourth quarter you had some big deals. Does that impact your visibility for the next quarter given some of those large deals could be lumpy?

Karen Rogge:	Let me answer the question in terms of inventory. In terms of revenue, you're correct. In terms of revenue in the growth and backlog, we saw a lot of orders that came in kind of late during the quarter in terms of that increase in inventory relative to the constraints that we're seeing is purely a mix in our ability to forecast the demand for the new products. As we had mentioned, they ramped up much more quickly than we had anticipated and the mix that we had in inventory was somewhat different than the orders that came in during the quarter, and as we mentioned, our seasonality over the quarter is kind of 25, 25, 50 with a lot of those coming in late in the quarter.

Long Jiang:	So just to clarify what you just said, it appears there is some mismatch of your inventory versus demand, so obviously X250 and 450 were pretty strong, so what product group was below your expectations?

Karen Rogge:	We don't break out individual product groups in terms of taking a look at revenue or shipments at this point, but what I can tell you again is you're correct that our new products did ramp. We saw incredible demand on our new products and the mix that we had in inventory with the timing of orders ended up growing backlog in inventory for the quarter.

Long Jiang:	Great. Thanks, Karen.

Karen Rogge:	Thank you.

Operator:	Presenters, there are no further questions. Please continue with any closing remarks.

Mark Canepa:	Thank you Operator, and thanks to all of you for joining us this afternoon. I'd like to thank our employees for this past fiscal year. The progress we have made is in large part due to their efforts and dedication. We look forward to speaking with all of you again on our next conference call. Thank you.

Operator:	Ladies and gentlemen, this concludes the Extreme Network's Fourth Quarter Revenue Results Conference Call. If you'd like to listen to a replay of today's conference call please dial 303-590-3000 or 1-800-405-2236 using 11092390 as the access code. ACT would like to thank you for your participation. You may now disconnect.